                                SUPPLEMENT TO
                          OFFER TO PURCHASE FOR CASH
                 SERIES 19 BENEFICIAL ASSIGNEE CERTIFICATES
                                      OF
                   BOSTON CAPITAL TAX CREDIT FUND III L.P.
                                      AT
                              $7.00 NET PER BAC
                                      BY

                          VALLEY CREEK CAPITAL, LLC

              THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD
           WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON
                 JUNE 5, 1998, UNLESS THE OFFER IS EXTENDED.

     The Purchaser hereby supplements and amends its offer to purchase up to 403,000 of the beneficial assignee certificates ("BACs") evidencing the beneficial interest of an assignee in the Series 19 limited partnership interest of Boston Capital Tax Credit Fund III L.P., a Delaware limited partnership upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 3, 1998, this Supplement and the related Agreement of Transfer and Sale, as each may be amended from time to time. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to them in the Offer to Purchase.

          FOR MORE INFORMATION OR FOR FURTHER ASSISTANCE PLEASE CALL:

                       Mavricc Management Systems, Inc.
                                1-888-292-4264
                                                                   May 12, 1998

To the Holders of Series 19 Beneficial Assignee Certificates of Boston Capital Tax Credit Fund III L. P.

                                  INTRODUCTION

     The Introduction to the Offer to Purchase is supplemented and amended to add the following paragraphs after the second paragraph on page 2 of the Introduction.

     - BAC Holders might receive greater value if they hold their BACs, rather than tender their BACs to Purchaser, in that they will continue to be allocated the tax credits and tax losses, and receive any distributions from operations, and any proceeds, if any, from the liquidation of the Partnership. Although there is no assurance as to whether tax credits or tax losses will continue to be available, Purchaser estimates that there will be approximately $10.23 of the tax credits allocated to BACs from the period May 31, 1998 through the life of the Partnership. The Purchaser has no estimate of the tax losses that may be available from the period May 31, 1998 through the life of the Partnership.

     - The Partnership, in its most recent Annual Report on Form 10-K filed with the Commission, stated that "the Fund's investment objectives do not include receipt of significant cash distributions from the Operating Partnerships in which it has invested or intends to invest. The Fund's investments in Operating Partnerships have been and will be made principally with a view towards realization of Federal Housing Tax Credits for allocation to its partners and BAC Holders."

     - A sale of BACs pursuant to the Offer will be a taxable disposition of such BACs under the federal income tax laws. Among other tax consequences, a BAC Holder may have to "recapture" a portion of the federal housing tax credits and rehabilitation tax credits previously utilized with respect to such BACs. SINCE THE TAX CONSEQUENCES TO EACH BAC HOLDER WILL BE DIFFERENT, EACH BAC HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF SUCH BAC HOLDER.

     SECTION 1.  TERMS OF THE OFFER.

     Section 1 of the Offer to Purchase is hereby supplemented and amended to restate the second sentence of the first paragraph of Section 1 to read as follows:

     The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on June 5, 1998, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

     SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

     Section 7 of the Offer to Purchase is hereby supplemented and amended to add the following paragraphs after the third paragraph of Section 7.

     The Purchaser in establishing the Purchase Price estimated that the remaining tax credits available to a BAC Holder from May 31, 1998 through the life of the Partnership were approximately $10.23 per BAC. Using a discount factor of 9.5%, the Purchaser determined the value of the BACs to be $7.00 which is equal to the Purchase Price.

     The Purchaser did NOT consider the liquidation value, net asset value or estimated present value of the Partnership of the operating partnerships in which the Partnership has an interest in determining the Purchase Price. Because of their sporadic nature, the recent trading prices of the Partnership were not considered in determining the Purchase Price.

     The Purchaser believes a BAC Holder will receive the following benefits from the sale of the BACs to Purchaser, based on the assumptions set forth below.*

          Seller's Tax Credits Earned through 5/31/98       $ 4.34
          Cash From Sale                                    $ 7.00
                                                            ------
                       Benefits to Seller                   $11.34

              *For purposes of calculating benefits, the above example assumes:
              1) a sale date of 5/31/98 and 2) the Seller purchased the BAC at formation of the Partnership and that no other purchase or sale of the BAC has taken place before 5/31/98.

          PLEASE NOTE, HOWEVER, THAT THE FINANCIAL AND TAX CONSEQUENCES FOR EACH BAC HOLDER WILL BE DIFFERENT. WE URGE YOU TO READ THE ENCLOSED SUPPLEMENT INFORMATION CAREFULLY AND CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS IN CONNECTION WITH THE OFFER.

     The Purchaser did not consider potential tax benefits to BAC Holders who continue to hold their BACs, since it has no way of determining such potential benefits.

     SECTION 9.  PAST CONTACTS AND NEGOTIATIONS WITH GENERAL PARTNER.

     Section 9 of the Offer to Purchase is hereby supplemented and amended to add the following sentence at the end of the third paragraph of Section 9:

     The Partnership forwarded pro forma K-1s for the year ended December 31, 1997 to Purchaser on May 1, 1998. Such pro forma K-1s evidenced that for each 1,000 BACs purchased at the original issue price, a BAC Holder would have a capital account or $6,377.21 and have received tax credits of $1,328.49. THE PRO FORMA K-1S ARE FOR A HYPOTHETICAL 1,000 BAC HOLDER. EACH BAC HOLDER SHOULD REFER TO THE ACTUAL K-1

THE BAC HOLDER RECEIVED FROM THE PARTNERSHIP FOR SUCH BAC HOLDER'S ACTUAL CAPITAL ACCOUNT AND TAX CREDITS RECEIVED.

     SECTION 11.  CERTAIN INFORMATION CONCERNING THE PURCHASER.

     Section 11 of the Offer to Purchase is supplemented and amended to add the following paragraphs after the third paragraph of Section 11:

     The Purchaser has commenced other tender offers for the securities of affiliated partnerships of the Partnership and may commence additional tender offers in the future. In connection with a tender offer commenced on April 10, 1998 by the Purchaser and settlement of matters related to such tender offer, the Purchaser has entered into an agreement with Everest Tax Credit Investors, LLC and Everest Properties II, LLC (collectively hereinafter referred to as "Everest") dated as of April 29, 1998 (the "Everest Agreement"), a copy of which has been filed as Exhibit (c)-(1) to the Purchaser's Amendment No. 1 to its tender offer statement on Schedule 14D-1 filed with the Commission on May 12, 1998. Pursuant to the Everest Agreement, the Purchaser granted Everest, among other things, an option to purchase up to 25% of the BACs tendered in the Offer on the same terms and conditions as the Purchaser's purchase of the BACs (the "Everest Option").

     Everest Tax Credit Investors, LLC is a California limited liability company that was formed in 1997. The Manager of Everest Tax Credit Investors, LLC is Everest Properties II, LLC, a California limited liability company, which manages its affairs. Their principal offices are located at 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. For certain information concerning the executive officers and directors of Everest, see Schedule 2 to this Supplement. The inclusion of information concerning Everest does not constitute any acknowledgment or agreement that Everest is a co-bidder in the Offer.

     Neither Everest nor any executive officer or director of Everest has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding in a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or a finding of any violation of such laws. Except as otherwise set forth in this Supplement or elsewhere in the Offer to Purchase: (i) Everest does not beneficially own or have a right to acquire, and, to the best knowledge of Everest, no associate or majority-owned subsidiary of Everest or the persons listed in Schedule 2 to this Supplement, beneficially owns or has a right to acquire any BACs; (ii) Everest does not have, and, to the best knowledge of Everest, neither the persons and entities referred to in clause (i) above nor any of their executive officers, directors or subsidiaries has, effected any transaction in the BACs within the past 60 days; (iii) Everest does not have, and, to the best knowledge of Everest, none of the persons listed in Schedule 2 to this Supplement has, any contract, arrangement, understanding or relationship with any other person with respect to any BACs, including, but not limited to, contracts, arrangements, understanding or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Partnerships or any of its affiliates and Everest or any of its subsidiaries or, to the best knowledge of Everest, any of the persons listed in Schedule 2 to this Supplement, on the one hand, and the Partnership or its affiliates, on the other hand; and (v) there have been no contracts, negotiations or transactions between the Partnership or any of its affiliates and Everest or any of its subsidiaries or, to the best knowledge of Everest, any of the persons listed in Schedule 2 to this Supplement, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of BACs, an election of directors or a sale or other transfer of a material amount of assets.

     Attached hereto as Schedule 3 to the Offer is as copy of the balance sheet of Purchaser's Member which will supply the necessary working capital to Purchaser to purchase the BACs.

     SECTION 12.  SOURCE OF FUNDS.

     Section 12 of the Offer to Repurchase is hereby supplemented and amended to add the following paragraph after the first paragraph of Section 12.

          If Everest exercises the Everest Option for 25% of all the BACs sought pursuant to the Offer and 403,000 BACs are tendered and accepted for payment, the Purchaser expects that approximately $705,250 (exclusive of fees and expenses) of the aggregate Purchase Price would be paid by Everest. Everest has informed the Purchaser that Everest will obtain all of such funds from capital contributions by its members.

     SECTION 13.  CERTAIN CONDITIONS OF THE OFFER.

     Section 13 of the Offer to Purchase is supplemented and amended to restate Section 13 in its entirety.

     Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered BACs promptly after the expiration or termination of the Offer), to pay for any BACs tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any BACs tendered, and may amend or terminate the Offer if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that prior to the Expiration Date, upon purchase of the BACs pursuant to the Offer, the Purchaser will have full rights to ownership as to all such BACs, the Purchaser will become a registered owner on the books and records of the Partnership, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that prior to the Expiration Date, upon the purchase of the BACs pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained prior to the Expiration Date. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any BACs not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such BACs if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

     (a) the acceptance by the Purchaser of BACs tendered and not withdrawn pursuant to the Offer or the transfer of such BACs to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of BACs which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Internal Revenue Code;

     (b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any BACs pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

     (c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the reasonable judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered BACs, (ii) make such purchase or payment illegal, or (iii) otherwise adversely affect the Purchaser or the Partnership;

     (d) any change shall have occurred or be threatened in the business, financial condition, results of operations, tax status or prospects of the Partnership which, in the reasonable judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the reasonable judgment of the Purchaser, have or may have adverse significance with respect to the value of the BACs;

     (e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on the New York Stock Exchange, Inc., (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (f) a tender or exchange offer for some or all of the BACs is made, or publicly proposed to be made or amended, by another person;

     (g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding BACs, (iii) declared or paid any distribution, OTHER THAN IN CASH, on any of its partnership interests or BACs, (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, or (v) proposed or effected any amendment to the Partnership's Agreement of Limited Partnership;

     (h) the failure to occur of any necessary approval or authorization by any Federal or state authorities necessary to consummation of the Purchaser of all or any part of the BACs to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

     (i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the BACs pursuant thereto.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its reasonable discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 13 will be final and binding upon all parties.

                                       Valley Creek Capital, LLC


                                                                    May 12, 1998

                                    SCHEDULE 2

                   EVEREST DIRECTORS AND EXECUTIVE OFFICERS

     The business address of each executive officer and director of Everest Properties II, LLC is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. Each executive officer and director is a United States citizen. The name and principal occupation or employment of each executive officer and director of Everest Properties II, LLC are set forth below.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                           POSITION AND FIVE-YEAR EMPLOYMENT HISTORY
----                          ------------------------------------------
W. Robert Kohorst       President of Everest Properties II, LLC from 1996 -
                        present.  President and Director of Everest Properties,
                        INC. from 1994 - present.  President and Director of KH
                        Financial Inc. from 1991- present.

David I. Lesser         Executive Vice President and Secretary of Everest
                        Properties II, LLC from 1996 - present.  Executive
                        Vice President of Everest Properties, Inc. from
                        1995 - present. Principal and member of Feder,
                        Goodman & Schwartz, Inc. from 1992 - 1996.


                                     S-2-1

                                   SCHEDULE 3

                       FINANCIAL STATEMENTS OF PURCHASER

     The following financial statements of Purchaser have not been audited. In the opinion of the Purchaser, the financial statements present fairly the financial position of the Purchaser as of May 8, 1997.

                           VALLEY CREEK CAPITAL, LLC
                      a Delaware Limited Liability Company
                                 Balance Sheet
                                  May 8, 1998
                                  (Unaudited)

ASSETS
        Cash and Escrow Accounts                                $    6,750.00
        Cash - Prime Value Account                              $9,000,000.00
        Securities Owned                                        $        0.00
        Other Receivables/Distributions Receivable              $        0.00
                                                                -------------
                 TOTAL ASSETS                                   $9,006,750.00
                                                                -------------
                                                                -------------
LIABILITIES AND MEMBER'S CAPITAL

Liabilities:
         Accrued Expenses                                       $   45,000.00
         Other Payables                                         $        0.00
                                                                -------------
                 TOTAL LIABILITIES                              $   45,000.00

Member's Capital:                                               $8,961,750.00
                                                                -------------
TOTAL LIABILITIES AND MEMBER'S CAPITAL                          $9,006,750.00
                                                                -------------
                                                                -------------


                            STATEMENT OF OPERATIONS
                                  May 8, 1998
                                  (Unaudited)

                                    CURRENT
                                     MONTH                  YEAR-TO-DATE
                                    -------                 ------------
Revenues                         $       0.00               $      0.00

EXPENSES

Operating Expenses               $  31,350.00               $ 78,730.96
                                 ------------               -----------
Net Profit (Loss)                $ (31,350.00)              $(78,730.96)
                                 ------------               -----------
                                 ------------               -----------

                   STATEMENT OF CHANGES IN MEMBER'S CAPITAL
                                 May 8, 1998
                                 (Unaudited)


Balance at April 30, 1998                                                 $   (6,900.00)
Capital Contributions, May 1998                                           $9,000,000.00
Net Loss                                                                  $        0.00
Operating Expenses                                                        $  (31,350.00)
                                                                          -------------
         Balance at May 8, 1998                                           $8,961.750.00
                                                                          -------------
                                                                          -------------


                                     S-3-1